EXHIBIT 99.2

On May 2, 2012, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the inTEST Corporation first quarter 2012 financial results conference call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press star, followed by the one on your touch tone phone. If you'd like to withdraw your question, please press star, followed by the two. If you're using speaker equipment, please lift the handset before making your selection.

I would now like to turn the conference over to Laura Guerrant, inTEST's Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Operator. Joining us today from the Company are Robert Matthiessen, President and Chief Executive Officer; Hugh Regan, Treasurer and Chief Financial Officer; and joining us for the first time is Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products segment. Mr. Matthiessen will briefly review highlights from the first quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the second quarter of 2012. We will then have time for any questions.

If you've not yet received a copy of today's release, please email me at laura@guerrantir.com, or you can get a copy of the release on inTEST's website at www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations.

These statements are subject to risk and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of restructuring initiatives, and other risk factors set forth from time to time in the Company's SEC filings, included, but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q.

The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks Laura. Welcome, everyone, to our 2012 first quarter conference call. While Hugh will review the financial results in detail, I would like to highlight some of our achievements. Let me start with the financial results for the quarter, which were better than we had expected. What a difference a few months make. Recall that our Q1 guidance provided on March 7, 2012 reflected the turbulent macroeconomic environment and the resulting softness in semiconductor related bookings that the industry experienced in the second half of 2011, as well as cost related with the closing with the Thermonics acquisition. At the same time, though, we also noted that we were fairly certain that as we approached the end of the first quarter we were through the trough in the semiconductor business and we expected the continuation of the trend which we have decidedly seen. To date our order flow has returned to more robust levels and Q1 bookings increased 60% quarter-over-quarter; a clear reflection of our customers' commitments to increase their overall test capacity. And I think it bears noting that although the softness in the semiconductor-related business of last year of course mainly impacted our Mechanical and Electrical Products segments, I am proud to note that a few weeks ago, that very same Mechanical and Electrical Products groups were recognized for excellence and awarded the Texas Instruments' 2011 Supplier Excellence Award.

Our results for the quarter were fueled by a continued recovery of our semiconductor business, driven by the increasing demand for mobility products and demonstrate our focus and commitment to a differentiated product strategy. Over the last few years we have been transforming inTEST through the strategic diversification of our Thermal product segment and we now address growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense aerospace, telecommunications and most recently the nuclear market.

Q1 revenue of $10.7 million increased 6% sequentially and exceeded guidance by 2%. In addition, our essentially breakeven net income also exceeded our expectations; and although we broke our nine quarter trend of profitability, we do expect to be profitable again in Q2. So we see Q1's results as only a dip. Total bookings for the first quarter were $12.9 million, a 60% increase as compared with Q4 2011's bookings of $8.1 million. 13% of first quarter 2012 bookings were derived from markets outside of semiconductor tests as compared with 38% in fourth quarter of 2011 and 17% in the comparable prior quarter. It's not unexpected that our non-semi business as a percentage of total bookings and revenues would decline in Q1, largely due to the impact of the acquisition of Thermonics, whose revenues were 100% in the semi space. The 2011 year end statistics for the non-semi business were heavily impacted by two things, which inflated the percentage of non-semi business. One was the second half weakness in the semi business in our Mechanical and Electrical Products segments, which made the non-semi business we had appear as a larger percentage of our overall business. And secondly, the significant order received in the second half of the year from Emerson Rosemount (which was approximately $1.0 million). This order related to equipment needed to replace damaged or destroyed equipment in the Thai floods, and that business was 100% non-semi.

We continue to leverage our Thermal division and the Sigma Systems acquisition and expect that on an overall basis non-semiconductor related products will continue to play an even greater role in the Company's success as we further diversify our end market penetration.

Now let me turn to each of the segments in which we operate. The Mechanical Products, which makes the test head manipulators and docking hardware; Electrical Products, who make the tester interfaces; and, of course, our Thermal Products.

Within Mechanical Products we saw a very strong resurgence in bookings in the last few months of the quarter, with increased first quarter bookings of $3.8 million compared with fourth quarter bookings of $1.1 million. In this segment we continue to develop and refine our manipulator and docking hardware products, which positions us with a well-targeted product mix to develop customer specific docking solutions. We have had a number of successes in this quarter. We received an order for $2.2 million from a major domestic semiconductor manufacturer. Some of the order, which includes manipulator, docking hardware and tester interface products manufactured by both our Mechanical and Electrical Products segments, were shipped during the first quarter and the remainder is shipping in the second quarter.

We secured a multi-piece docking order in Shanghai against heavy competition. We understand the business is mobile communications related, and based on new devices for next-generation smartphone.

Additionally, we introduced new docking and interface products to support the Advantest T2000 tester, and have begun shipping these with no issues. This is a tester family that we have had little previous activity on. Our understanding is that this domestic IC manufacturer had a five-year exclusive deal with Advantest on that tester that has just become available to other customers in the past few years.

And lastly, as I mentioned earlier, we were awarded the Supplier Excellence Award by Texas Instruments and there will be delegation from TI visiting us in mid-May to make the formal presentation. Our partnership with TI has spanned nearly 30 years. Long-standing industry relationships with our suppliers and customers are a hallmark of our success; leading to smooth new product introductions and helping to ensure that all the elements of our customers' test sets will work together efficiently as a system and be delivered on time. The TI Supplier Excellence Award is public recognition of the ongoing efforts that we have made to provide the highest level of manufacturing expertise to support the industry's highly demanding technology.

Going forward, we will continue to refine and develop new docking solutions, as these are semi custom products. Our Cobal 500 manipulator is completing its TUV certification and two units are being prepared for customer evaluation; one domestically and the other in Southeast Asia. This manipulator is suitable for test heads weighing up to 500 KG or 1,100 lbs. A range of popular testers are in this class, including those from Teradyne, Verigy and NexTest.

Turning to the Electrical Products segment, we continue to make substantial inroads and as we experienced with the Mechanical segment, we also saw a very strong resurgence in bookings in the last few months of the quarter. First quarter Electrical bookings of $3.8 million exceeded our expectations; substantially improving over fourth quarter 2011 bookings of $864,000. Our Electrical segment was extremely busy this quarter. Not only did they record their highest bookings since 2009, they also relocated to a new facility in Fremont, California over a long weekend at the end of March and were back in production on Monday, April 2, 2012. This facility is much better suited to our needs in size and cost and our lease runs for five years, with an additional six months of free rent.

Electrical segment highlights for the first quarter included: One, a record volume of orders in Q1 for probe towers for Teradyne's FLEX testers. We understand that much of this business is mobile communications related; secondly, the Electrical segment shared with the Mechanical segment design wins in the Advantest T2000; and thirdly, we successfully installed new interfaces for the Eagle Test ETS-200FT system for use in testing high-voltage, high-current semiconductors such as those used on electrically-powered automobiles.

And last, but surely not least, let me turn to our Thermal segment, which remains our strongest segment. First quarter thermal bookings were $5.3 million as compared with fourth quarter bookings of $6.1 million. As we had discussed on our last quarterly call, the quarter-over-quarter decline in bookings is attributed to the slowdown in business that began in October and November of 2011; although these months did benefit from the $1.4 million in the Thai flood related bookings. The slowdown bottomed in January and then a recovery began. Bookings in February were up 38% over January, with March up another 37% over February, and bookings for April continue to be strong. 33% of first quarter bookings for the Thermal Products segment came from non-semi customers. Sigma Systems accounted for 14% of Q1 bookings for the Thermal Products segment.

The industry is definitely heating up - no pun intended - with mobility driving the semi test recovery. Worldwide there is continued expansion in all forms of technology and opportunities in the telecom market continue to offer good business potential for us. As the boundaries of telecom and media entertainment continue to merge, an increased demand for bandwidth will drive expansion. The semiconductor market improved and we had increasingly strong bookings from most companies serving the telecom market, including fiber optics, RF and microwave companies. For example, although the fiber optic industry was somewhat quiet in Q4 2011, a major Singaporean supplier of optical interface components has increased its fiber optic device testing buying month after month over the last four months. Also, a large Chinese manufacturer of mobile computing devices including broadband modems, wireless gateways and routers and M2M cloud platforms, chose our MobileTemp solution (which is basically a ThermoStream combined with ThermoChamber) for production testing of fiber optic components for their latest 3G and 4G technologies, which resulted in almost $500,000 in orders during the quarter. Chuck sales and service bookings were up 21% over Q4 2011 and 7% compared with Q1 2011.

On January 16, 2012, we closed the acquisition of Thermonics and have fully integrated it into our operations. The addition of Thermonics further enhances our presence in the ATE industry, while at the same time provides additional leverage in the growth industries outside of the semiconductor industry. The California operations were shut down on February 17, 2012, and the business was relocated to our Mansfield, Massachusetts facility with manufacturing commencing on March 5, 2012. While we did experience an initial lull in the sales cycle due to some preliminary uncertainty by both the end user and distribution networks surrounding the acquisition, leads and quotation activity have been up sequentially each month since the first quarter, and Q2 is presently forecast back to 2011 business levels. We shipped over $200,000 in Thermonics products in March, including multiple units built from scratch in Mansfield, and we expect $500,000 in shipments for April. Thermonics is expected to be accretive to our operations beginning in the second quarter of 2012.

Clearly, the expansion of our Thermal group presents inTEST with increased opportunities arising from new capabilities and products from the Thermonics brand. We are forging a new path and tapping new markets. In fact, we are identifying markets and creating customers with new products they have never had before.

In summary, we continue to advance our growth initiatives and delivered another strong quarter. We exceeded our guidance and are guiding for a higher Q2. The diversification of our served markets via our Thermal group is a strength we will leverage going forward. The recovery of our semiconductor customers, along with the new non-semi businesses in which we are engaging, give us confidence in the long term growth prospects for inTEST Corporation. It's a very exciting time for our industry with ever-changing developments in technology, market conditions and end user requirements driving innovation. In the test equipment world, change is good, as increased chip content translates into more testing, which, in turn, is good for inTEST.

In fact, we benefit from both capacity increases and technology advances as geometry nodes become ever finer. For example, capacity will typically drive our manipulator business because capacity demand normally means new testers, which, in turn, means new manipulators. However, in addition to that, any changes in devices that require different methods and of probing them, or different handling systems to move them around, require new docking hardware and new electrical interfaces from us. Additionally, we benefit from an ever-increasing need to test products not only in the factory environment but also in thermally challenging conditions that would apply to handheld electronics and automotive electronics and telecommunications equipment, as well as any component or system that will or could be subjected to a hostile environment. inTEST is thriving on these changes and the increased need to test that follows. As we look ahead to 2012, we expect these elements to persist, and we are positioned to meet the demands of these changes. Our operations are strong and we are well positioned to define the next steps in our expansion to businesses outside of the semiconductor industry.

I would like to now turn the call over to our CFO for the financial review. Hugh?

Hugh Regan, Jr.:

Thanks, Bob. Net revenues for the quarter ended March 31, 2012 of $10.7 million increased 6% over the fourth quarter net revenues of $10.1 million and decreased when compared with the first quarter 2011 net revenues of $11.7 million. First quarter end user net revenues were $9.1 million or 85% of net revenues compared with fourth quarter end user net revenues of $9.2 million or 91% of net revenues. OEM net revenues were $1.6 million or 15% of net revenues compared with fourth quarter OEM net revenues of $894,000 or 9% of net revenues. Net revenues for markets outside of semiconductor tests were $2.4 million or 22% of net revenues compared with $4.0 million or 40% of net revenues in the fourth quarter.

On a product segment basis, first quarter net revenues for the Mechanical product segment were $2.5 million or 23% of net revenues as compared with fourth quarter Mechanical products net revenues of $1.9 million or 19% of net revenue. Our Thermal products segment had net revenues of $6.1 million or 57% of net revenues as compared with fourth quarter Thermal products net revenue of $7.4 million or 73% of net revenues. Included in the first quarter Thermal products net revenues were $669,000 of revenues for Thermonics. Finally, our Electrical product segment reported net revenues of $2.1 million or 20% of net revenues as compared with fourth quarter net revenues of $823,000 or 8% of net revenues.

The Company's overall gross margin for the first quarter was $4.6 million or 43% as compared with $4.9 million or 48% in the fourth quarter of 2011 and $5.1 million or 44% in the first quarter of 2011. The decline in gross margin is driven by a less favorable product mix in our Mechanical products segment.

Our consolidated material cost in the first quarter of 2012 was 36.3% compared to 31.4% in the fourth quarter. The material cost in our Mechanical product segment increased from 35.4% in the fourth quarter to 44.2% in the first quarter, due to an increase in the percentage of manipulators shipped in the first quarter, which increased from 20% of this segment's revenues in fourth quarter to 32% of this segment's revenues in first quarter, as well as a reduction in the net margin for docking hardware products, which declined from 71% in the fourth quarter to 70% in the first quarter.

The material cost in our Thermal products segment increased to 30.1% in the first quarter from 28.7% in the fourth quarter, due to the impact of the Thermonics acquisition. Offsetting these increases was a reduction in the material cost of our Electrical products segment, which declined from 46.4% in the fourth quarter to 44.5% in the first quarter. The decline in consolidated gross margin was also impacted by an increase in our fixed manufacturing cost in both absolute dollar terms and as a percentage of net revenue. These fixed manufacturing costs, which increased from $1.6 million in the fourth quarter of 2011 to $1.8 million in the first quarter of 2012, increased from 16.1% of net revenues in the fourth quarter to 16.9% in the first quarter. The increase in fixed manufacturing cost was due to the acquisition of Thermonics and costs associated with operating their California facility from the closing date in January through the facility closure date in February.

I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the first quarter was $1.4 million or 13% of net revenues compared with $1.3 million or 13% of net revenues for the fourth quarter, an increase of $131,000 or 10%. The increase was primarily due to increased sales commission expense on higher levels of revenues, and increased third party installation cost, as well as higher travel expenses.

First quarter engineering and product development expense was $924,000 or 9% of net revenues compared with $796,000 or 8% of net revenues, an increase of $128,000 or 16%. This increase was primarily caused by increased selling and benefit cost as well as higher levels of spending on third party consulting services.

General and administrative expense for the first quarter was $2.0 million or 19% of net revenues compared with $1.6 million or 16% of net revenues in the fourth quarter, an increase of $372,000 or 23%. First quarter G&A expenses included non-recurring Thermonics acquisition-related expenses of $337,000 compared to $148,000 incurred during the fourth quarter of 2011, bringing total acquisition-related expenses on the Thermonics transaction to $485,000. These costs included a success fee to the broker on the transaction, legal costs and fees for valuation services. First quarter G&A expenses were also impacted by increases in amortization expense, which was up $114,000 quarter-over-quarter due to the Thermonics acquisition, as well as $96,000 in cost associated with operating the Thermonics California facility during the transition period to closure. In addition to Thermonics related expenses, there were also increases in salary and benefit expenses, and $39,000 of expenses associated with the relocation of our Electrical product segment operations during the first quarter. We expect to incur some additional move-related expenses for this relocation in the second quarter of 2012. These increased G&A expenses were offset by reductions in accruals for profit-related bonuses.

Restructuring and other charges were $359,000 for the first quarter, and there were no restructuring charges in the fourth quarter of 2011. The restructuring charges were related to the relocation of Thermonics operation from California to Massachusetts and the primary components of these charges were a $220,000 accrual related to the terminated one-year facility lease and move-related expenses of $116,000. We do not currently anticipate to incur any further non-recurring cost associated with the acquisition or relocation of Thermonics in future periods.

Other income for the first quarter was $13,000 compared to $10,000 in the fourth quarter.

For the first quarter we recorded an income tax benefit of $28,000 compared with an income tax expense of $420,000 booked in the fourth quarter. Our effective tax rate in the first quarter was 39%, which was higher than the 25% effective tax rate guidance that had been provided. The higher than expected effective tax rate was driven by the proration of our domestic operating loss to our foreign earnings during the period.

We currently expect that our effective tax rate will be 25% for the balance of 2012, based upon our current estimates for the year, which is consistent with the guidance we had provided in March. At March 31, 2012, we had total deferred tax assets of $2.5 million, unchanged from the amount at December 31, 2011.

The first quarter net loss was $43,000 or $0.00 per diluted share as compared with fourth quarter net earnings of $769,000 or $0.08 per diluted share. Included in the fourth quarter results were approximately $914,000 in non-recurring expenses, which included $337,000 of Thermonics acquisition-related expenses, $359,000 of restructuring and other charges, $179,000 in cost associated with the operations of Thermonics' California facility prior to its closure, and $39,000 worth of move-related expenses for our Electrical product segment. On a per share basis, these items represented $0.07 per diluted share when tax-affected using a 17% effective tax rate for our domestic operations in the first quarter of 2012.

Consolidated headcount at the end of the first quarter, which includes temporary staff, was 140. No change from year-end. And as we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand levels.

I will now turn to our balance sheet. Cash and cash equivalents at the end of the first quarter were $10.1 million, down $3.9 million from the $14.0 million reported at December 31, 2011. The decrease in cash was due to the Thermonics acquisition and the payment of profit-related bonuses. We currently expect cash and cash equivalents to begin increasing sequentially again starting in the second quarter of 2012.

Accounts receivable at the end of the first quarter was $7.9 million, an increase of $1.8 million from the $6.2 million at December 31, 2011. The increase was driven by higher levels of net revenues in the first quarter compared to the fourth quarter.

Inventory at the end of the first quarter was $4.7 million compared with $3.9 million reported at the end of the fourth quarter. The inventory level increased due to the acquisition of Thermonics, as well as purchases made in response to the increased bookings experienced during the first quarter.

During the first quarter, we completed the preliminary purchase price allocation for our Thermonics acquisition and expect to complete this process by June 30, 2012. We paid $3.8 million in cash to acquire essentially all the assets and assume certain liabilities of Thermonics. In connection with our purchase price allocation, we established tangible assets of $2.2 million, which included accounts receivable of $1.2 million, and inventories of $804,000, and assumed liabilities of approximately $226,000, which included accounts payable and accruals for sales commissions on accounts receivable acquired as well as accruals for product warranty. We engaged a third party valuation firm who assisted us in determining identifiable and tangible assets of $1.7 million, and the most significant of which were customer relationships of $1.1 million and patented technology of $360,000. Amortization expense on these intangible assets recorded during the first quarter was $114,000, which will decline to approximately $82,000 in the second quarter and then to $73,000 in the third and fourth quarters.

There were no capital expenditures during the first quarter compared to $95,000 in the fourth quarter.

As Bob noted earlier, total bookings for the first quarter were $12.9 million compared with $8.1 million for the fourth quarter and bookings from markets outside of semiconductor tests were $1.7 million or 13% of first quarter bookings. Thermonics bookings during the first quarter were $553,000. The backlog at the end of the first quarter was $7.0 million compared with $4.0 million at the end of the fourth quarter of 2011. Thermonics backlog was $674,000 at March 31,2012.

In terms of our financial outlook, as noted in our earnings release, we expect that the net revenue for the quarter ended June 30, 2012 will be in the range of $13.5 to $14.5 million, with net earnings ranging from $0.12 to $0.15 per diluted share. We currently expect that our Q2 2012 material cost as a percentage of revenue will range from 37% to 39% due to an unfavorable product mix. We expect the Thermonics acquisition to be accretive beginning in the second quarter of 2012, we currently expect a 30% net contribution margin on the incremental revenues which we expect to improve sequentially during 2012.

Please note that our outlook is based on the Company's current views with respect to operating and market conditions and customer forecast, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. We will begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you're using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi, thanks for taking my call. Just curious, if we can go back to the liquid process chiller contract for the nuclear power industry, is there an update on that? What will that look like in terms of is it scalable for other plants and industries? And when could we start to see revenues on it?

Robert Matthiessen:

Jim, do you want to handle that?

Jim Pelrin:

Certainly. Hello, Ken.

Ken Nagy:

Hello.

Jim Pelrin:

The liquid process chiller is now in phase 2 of a four-phased development program. The development program is expected to take 23 months. At the last six months of that is pure runtime to approve the robustness of the chiller itself. It is scalable, the technology is scalable. It can be made smaller; it can be made larger. In that industry the most important attributes are product reliability. It simply has to perform and it has to continue to perform over long periods of time.

Ken Nagy:

Okay..

Jim Pelrin:

Revenue expected from that, in the first three years, probably around $3 million.

Ken Nagy:

Okay. Is that a 2014....?

Jim Pelrin:

Yes.

Ken Nagy:

Okay.

Jim Pelrin:

Late 2013, we think we would begin seeing revenue.

Ken Nagy:

Okay. And what do the margins look like on that, are they higher than the average?

Jim Pelrin:

The margins are, if everything holds true, the margins are quite healthy.

Ken Nagy:

Okay. Thank you very much.

Operator:

And once again, ladies and gentlemen, if you would like to ask a question, please press star one at this time. One moment please.

Our next question comes from the line of Benjamin Sexton with First Wilshire Securities Management. Please go ahead.

Benjamin Sexton:

Good afternoon.

Hugh Regan:

Good afternoon Ben, how are you?

Benjamin Sexton:

Doing well. Congratulations on a great quarter. I had two questions. The first kind of ties into margins for next quarter. You said the material cost of about 38%.

Hugh Regan:

Yes.

Benjamin Sexton:

Okay. And then layering on the fixed cost, are those going to be around the $1.8 million that we saw this quarter or...

Hugh Regan:

I would expect them to return to more historically normal levels of about $1.5 to $1.6 million.

Benjamin Sexton:

Okay. So is it fair to say that Q2 could see margins above what we've seen historically?

Hugh Regan:

It's possible that you could see that; although with the trend up in material cost I don't know that for sure. I mean don't forget last year we had a 53% margin in the third quarter when you had sort of a perfect storm of very low material cost and fixed cost that were trending down at the time.

Benjamin Sexton:

Okay. Do you have sort of a long term mix that you'd like to have for Thermal versus Mechanical and Electrical?

Robert Matthiessen:

We-this is Bob Matthiessen. We originally said, why don't we try to make it a 50/50 mix and I don't see any reason to change that goal immediately but if we see continued success in our attempts to create business outside of semi, why stop at 50/50 if that looks good. So the initial target is 50/50 but I wouldn't be surprised if we get there in a reasonable time that we'll continue to try to build on that outside semi space.

Benjamin Sexton:

Okay, great. Those were all my questions for now. Thanks again.

Robert Matthiessen:

You're welcome.

Operator:

Thank you. Our next question comes from the line of Bob Delean with Red Rock Partners. Please go ahead.

Bob Delean:

Hey, guys. Hugh, I had a couple of housekeeping questions. One was on your receivables, you mentioned 'cause the revenue rates were up but yet your DSOs came in at 68 days, I would assume you had a lot of shipments late in the quarter?

Hugh Regan:

Yes, we did. It was a rather back-end loaded quarter from a revenue perspective.

Bob Delean:

Okay, and it's probably returned to the historic 55, 60 days, you think, going forward?

Hugh Regan:

Yes, as a matter of fact at the very end of the quarter our DSOs were just below 60.

Bob Delean:

Okay. With respect to cap ex, you'd said was zero for the Q1.

Hugh Regan:

Yes, it was. We-and what's rather unusual there is we net-we have an operation in Germany that acquires systems that it uses to lease and those are netted against capital expenditures, so there were actually capital expenditures during the quarter but you had the German acquisition of those assets offsetting it, or dispositions, I should say, of those assets offsetting it, and that's why it netted to a zero.

Bob Delean:

Okay, fair enough. What do you think will be for the year?

Hugh Regan:

You know, as we'd said previously we're not a significant cap ex company. I would expect no more than $200,000 to $300,000 for the balance of the year.

Bob Delean:

Okay, and I think you said your D&A was up about $100,000 over last quarter, what was D&A number for the quarter?

Hugh Regan:

The G&A number for the quarter...

Robert Matthiessen:

No, no, the D&A, depreciation and amortization.

Hugh Regan:

Oh, I'm sorry. Depreciation and amortization for the quarter came in, depreciation expense was about $70,000 and amortization expense was about $150,000.

Bob Delean:

And so would that be a continuing number or with California now closed does that go back down?

Hugh Regan:

It's going to go down. As I had mentioned before, the amortization related to the Thermonics intangibles-on the two of the major intangibles, we are using an accelerated depreciation method.

Bob Delean:

Okay.

Hugh Regan:

In addition it was one of the intangibles was a backlog which was fully shipped during the first quarter. So we expect that number, as I had said before, I'm just looking for my prepared remarks, it's basically almost half by the time we get to the end of the year from the current levels.

Bob Delean:

Okay. And I apologize for making you repeat that. It's hard on this end to write down all those numbers as you're rattling them off.

Hugh Regan:

No problem. I'll work to slow down a little bit on future calls.

Bob Delean:

And then I just had one other thing. With respect to employees, you said you finished at 140, same as at year-end.

Hugh Regan:

Correct.

Bob Delean:

Would that imply that you didn't keep anybody from the Thermonics acquisition?

Hugh Regan:

In the Thermonics acquisition we did keep one person out of the 26 employees that were there but we had some reductions in our Mechanical segment so the net was still at 140.

Bob Delean:

Okay, thanks for all the explanation. Take care.

Hugh Regan:

Thank you.

Operator:

And ladies and gentlemen, if there are any additional questions, please press star one at this time. As a reminder, if you're using speaker equipment, you will need to lift the handset before making your selection. One moment please for the next question.

And at this time there are no further questions in queue. I'd like to turn the call back over to Mr. Matthiessen for closing remarks.

Robert Matthiessen:

Okay. Thanks for your interest in inTEST. In closing, we remain confident in our business prospects. InTEST occupies a profitable niche space. We have a proven long term history with customers across the globe and provide high quality mission critical products that perform in high stress environments. We will continue to work with our customers and drive innovations that allow us to continue being a leader in our target markets. So we thank you again and we look forward to updating you on our progress when we report our second quarter results. Good evening.

Hugh Regan:

Thank you and good night.

Operator:

And ladies and gentlemen, that does conclude our conference for today. We'd like to thank you for your participation and you may now disconnect.

END